Exhibit 12.1

HESKETT & HESKETT
ATTORNEYS AT LAW

JOHN HESKETT JACOB HESKETT	2401 NOWATA PLACE, SUITE A BARTLESVILLE, OKLAHOMA 74003	TELEPHONE (918) 336-1773 FACSIMILE (918) 336-3152 EMAIL: INFO@HESKLAW.COM
JACK HESKETT (1932 - 2005) BILL HESKETT (1933 - 1993)

July 24, 2023

TV Channels Network, Inc.

To the Board of Directors:

We are acting as counsel to TV Channels Network, Inc. (the “Company”) with respect to the preparation and filing of its offering statement on Form 1-A, as amended by pre-qualification amendments (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 15,000,000 shares of the Company’s Common Stock.

In connection with the opinion contained herein, we have examined the Offering Statement, the amended certificate of incorporation and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ Jacob Heskett